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                                                                   EXHIBIT 12.01

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                                  NINE      NINE      YEAR      YEAR      YEAR      YEAR      YEAR
                                                                 MONTHS    MONTHS     ENDED     ENDED     ENDED     ENDED     ENDED
                                                                  2004      2003      2003      2002      2001      2000       1999
                                                                 -------   -------   -------   -------   -------   -------   -------
PRE-TAX INCOME                                                   $46,468   $29,969   $66,479   $44,030   $43,363   $33,066   $16,056
                                                                 =======   =======   =======   =======   =======   =======   =======
FIXED CHARGES

Interest Expense                                                   5,519     3,400     4,894     3,095     5,152     7,097     2,859

Amortization of Debt Costs                                           507     2,119     2,248       539       530       530       221

Imputed interest on Rent Expense                                     597       475       633       567       600       967       500
                                                                 -------   -------   -------   -------   -------   -------   -------
Total Fixed Charges (before Interest Credited)                     6,623     5,994     7,775     4,201     6,282     8,594     3,580

Interest Credited to contractholders                              13,215    11,120    14,900    10,963    10,271    10,130     8,668
                                                                 -------   -------   -------   -------   -------   -------   -------

Total Fixed Charges including interest credited                  $19,838   $17,114   $22,675   $15,164   $16,553   $18,724   $12,248
                                                                 =======   =======   =======   =======   =======   =======   =======
COMPUTATION
Total Earnings and Fixed Charges before Interest Credited        $53,091   $35,958   $74,254   $48,231   $49,645   $41,660   $19,636
                                                                 =======   =======   =======   =======   =======   =======   =======
Ratio of Earnings to Fixed Charges                                  8.02      6.00      9.55     11.48       7.9      4.85      5.48
                                                                 =======   =======   =======   =======   =======   =======   =======

Total Earnings and Fixed Charges including Interest Credited     $66,306   $47,078   $89,154   $59,194   $59,916   $51,790   $28,304
                                                                 =======   =======   =======   =======   =======   =======   =======
Ratio of Earnings to Fixed Charges including interest credited      3.34      2.75      3.93      3.90      3.62      2.77      2.31
                                                                 =======   =======   =======   =======   =======   =======   =======
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